Exhibit 99.1

              Kewaunee Scientific Announces Second Quarter Results



    STATESVILLE, N.C., Nov. 21 /PRNewswire-FirstCall/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported results for its second quarter ended October 31, 2003.

    Sales for the quarter were $24,384,000, an increase of 22.5% from sales in the same period last year. Sales of laboratory products increased 24.7% to $22,741,000, with increased sales occurring across all major product lines. Sales of technical products were flat with the same period last year. The order backlog remained healthy at $46.3 million at October 31, 2003.

    Net earnings for the quarter were $418,000, or $.17 per diluted share. Earnings for the quarter were reduced by after-tax employee severance costs of $92,000. For the same period last year, a net loss of $124,000, or $.05 per diluted share, was reported. The prior year net loss included after-tax non-recurring charges of $470,000. Excluding the non-recurring costs in each period, net earnings in the current quarter improved 47% over last year. Earnings for the quarter benefited from the increased sales volume, improved manufacturing efficiencies, and expense reduction activities.

    "The second quarter was an excellent sales quarter," said William A. Shumaker, President and Chief Executive Officer of Kewaunee. "Strong sales increases occurred in all of our major laboratory markets. Our manufacturing operations performed significantly better than the previous quarter, but we are not satisfied with the level of earnings. A number of actions have been taken to reduce costs and improve our profitability. We recently reduced our workforce in Statesville by 9%. Additionally, we have reduced our raw material costs, improved certain manufacturing processes, and reduced our on-going overhead expenses in a number of areas. With these lower costs and the volume of orders in the backlog scheduled for delivery in the third and fourth quarters, we expect improved operating results for the remainder of our fiscal year, particularly for the fourth quarter."

    Sales for the six months ended October 31, 2003 were $48,597,000, an increase of 23.6% from sales in the comparable period last year. Sales of laboratory products increased 25.0%, while sales of technical products increased 7.4%. Net earnings for the six months were $879,000, or $.35 per diluted share, as compared to net earnings of $200,000, or $.08 per diluted share, in the comparable period last year. Net earnings for the current year were reduced by after-tax severance costs of $92,000 and were increased by a net after-tax gain of $189,000 resulting from the resolution of a disputed claim for laboratory furniture sold by the Company. Net earnings for the comparable period last year were reduced by after-tax non-recurring charges of $470,000.


    Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters and manufacturing facilities are located in Statesville, North Carolina. Kewaunee Scientific's website is located at http://www.kewaunee.com.


    Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.



                 [see financial information on back of page]
         Condensed Consolidated Statements of Operations  (unaudited)
                    (in thousands, except per share data)


                          3 Months Ended     6 Months Ended
                             October 31        October 31
                            2003     2002     2003     2002

    Net sales             $24,384  $19,905  $48,597  $39,310
    Cost of products sold  20,280   16,762   40,890   32,726
    Gross profit            4,104    3,143    7,707    6,584

    Operating expenses      3,321    3,362    6,322    6,260

    Operating earnings (loss) 783     (219)   1,385      324

    Other (expense) income   (130)      27      (12)     (14)

    Earnings (loss) before
     income taxes             653     (192)   1,373      310

    Income tax expense
     (credit)                 235      (68)     494      110

    Net earnings (loss)      $418    $(124)    $879     $200

    Net earnings (loss)
     per share
     Basic                  $0.17   ($0.05)   $0.35    $0.08
     Diluted                $0.17   ($0.05)   $0.35    $0.08
    Weighted average number
     of common
     shares outstanding
     (in thousands)
     Basic                  2,486    2,479    2,485    2,475
     Diluted                2,491    2,485    2,490    2,485



                    Condensed Consolidated Balance Sheets
                                (in thousands)

                                       October 31       April 30
    Assets                                 2003            2003
                                        (unaudited)
    Cash and cash equivalents               $796            $520
    Receivables, less allowances          21,930          16,138
    Inventories                            4,740           5,958
    Prepaid expenses and other current
     assets                                1,433           2,370
     Total current assets                 28,899          24,986
    Net property, plant and equipment     11,965          11,791
    Other assets                           6,461           6,877
    Total Assets                         $47,325         $43,654

    Liabilities and Stockholders' Equity
    Short-term borrowings                 $4,740          $1,416
    Current portion of long-term debt      1,118             681
    Accounts payable                       5,558           8,338
    Other current liabilities              4,583           2,893
     Total current liabilities            15,999          13,328
    Long-term debt                         1,490           1,249
    Other non-current liabilities          3,303           3,139
    Total stockholders' equity            26,533          25,938
    Total Liabilities and Stockholders'
     Equity                              $47,325         $43,654

    Contact: D. Michael Parker
             704/871-3290



SOURCE  Kewaunee Scientific Corporation
    -0-                             11/21/2003
    /CONTACT: D. Michael Parker of Kewaunee Scientific Corporation, +1-704-871-3290/
    /Web site:  http://www.kewaunee.com /
    (KEQU)

CO:  Kewaunee Scientific Corporation
ST:  North Carolina
IN:  CPR
SU:  ERN